Exhibit 10.18
Fourth Amendment to Lease
This Fourth Amendment to Lease dated March 13, 2007, between Boywic Farms, Ltd., a Florida limited partnership, as successor—in-interest to Corporate Center Developers, a Florida general partnership (“Landlord”) and Home Diagnostics, Inc., a Florida corporation (“Tenant”) with an original effective date of May 2, 1997, as amended December 1, 2000, August 12, 2005 and June 30, 2006 (collectively, “Lease”) for the premises located at 2400 N.W. 55th Court, Fort Lauderdale, Florida (2400) and 2500 N.W. 55th Court, Fort Lauderdale, Florida (2500) (collectively “Premises” or “Demised Premises”), states as follows:
Tenant shall occupy both 2400 and 2500 at a current rent of $8.55 per square foot N/N/N plus the applicable sales tax and the applicable Common Area Maintenance (CAM) payments (estimated at $3.55 per square foot for the year 2006) plus sales tax on the CAM payments. The Demised Premised referenced as indicated on Exhibit “A-1” of the Lease shall be deemed to include both 2400 and 2500.
Tenant hereby exercises the first of two five year options in the Lease, which shall extend the term of the Lease from March 1st 2008 to February 28, 2013. The extension shall apply to both 2400 and 2500 in their entirety. The parties acknowledge that Tenant is the sole tenant at the two buildings located at 2400 N.W. 55th Court, Fort Lauderdale, Florida and 2500 N.W. 55th Court, Fort Lauderdale, Florida, with a cumulative square footage in the Premises being rented by the Tenant equal to 72,552+/-square feet (2400 N.W. 55th Court) plus 45,339+/-square feet (2500 N.W. 55th Court) or a total of 117,951+/-square feet, all of which shall be subject to and governed by the terms of the Lease as amended as well as the five-year option being exercised pursuant to this Fourth Amendment to Lease and have the same current rental rates (subject to any applicable cost of living adjustments) plus sales tax and CAM. Landlord shall not be required to pay for any additional tenant improvements to the Premises as a result of this exercise of the first five (5) year option.
The Annual Rent following the expiration of the initial term of this Lease, shall be increased, but not decreased, to an amount equal to the percentage increase if any, occurring in the Consumer Price Index (the “Index”), as defined in Paragraph 3.5 of the Lease and similar changes shall be made on the anniversary date of the Lease.
In all other respects, the Lease shall remain unchanged.
IN WITNESS WHEREOF, the parties have executed this Amendment to Lease as of the day and year first above written.

HOME DIAGNOSTICS, INC.	BOYWIC FARMS, LTD.
a Delaware corporation	a Florida limited partnership

By: /s/ J. RICHARD DAMRON, JR.	By: /s/ GEORGE W. WEAVER
J. Richard Damron, Jr.	George W. Weaver
President	General Partner